Exhibit 99.2

Star Scientific, Inc. Arranges a $15 Million Credit Facility

GLEN ALLEN, Va., Dec. 31, 2013/PRNewswire/ -- Star Scientific, Inc., (NASDAQ: STSI) announced that today it has entered into a Letter of Intent for a $15 million Credit Facility with Jonnie R. Williams, Sr. the Company’s founder and its former CEO. The Credit Facility extends through April 15, 2015.

Under the Credit Facility, the Company can borrow up to $10 million without shareholder approval. The remaining $5 million under the Credit Facility may require shareholder approval under the NASDAQ Rules.

Borrowings under the Credit Facility will be evidenced by an unsecured, two-year corporate note (“Note”) bearing interest at 5% per annum. Notes under the Credit Facility will be convertible into Common Stock at $1.25 per share, (the closing bid price for the Company’s common stock on December 30, 2013, the day prior to the execution of the Letter of Intent), together with an equal number of warrants to purchase Common Stock at the same price. As consideration for the Credit Facility, the Company agreed to issue 6 million warrants with a strike price of $1.25.

The closing and availability of the Credit Facility is subject to NASDAQ approval in accordance with Rule 5250(e), execution of definitive agreements and satisfaction of customary closing conditions. The transaction is scheduled to close upon completion of NASDAQ review, but no later than January 31, 2014.

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Certain statements contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to statements identified by words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "projects" and similar expressions. The statements in this release are based upon the current beliefs and expectations of our company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Numerous factors could cause or contribute to such differences, including, but not limited to, results of clinical trials and/or other studies, the challenges inherent in new product development initiatives, including the continued development and market acceptance of our nutraceutical dietary supplements products, the effect of any competitive products, our ability to license and protect our intellectual property, our ability to raise additional capital in the future that is necessary to maintain our business, changes in government policy and/or regulation, potential litigation by or against us, any governmental review of our products or practices and the outcome of the ongoing investigations as well as other risks discussed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our annual report on Form 10-K for the fiscal year ended December 31, 2012 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013. We undertake no duty to update any forward-looking statement or any information contained in this press release or in other public disclosures at any time.

Contact:

Talhia T. Tuck

Vice President, Communications and Investor Relations

Star Scientific, Inc.

(202)887-5100

ttuck@starscientific.com

SOURCE Star Scientific, Inc.